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                                  EXHIBIT 2.9

                             NOTIFICATION AGREEMENT


This Notification Agreement, dated as of February 18, 2000, by and among American Mutual Holding Company, an Iowa mutual insurance holding company ("AMHC"), AmerUs Life Holdings, Inc., an Iowa corporation ("AMH"), and Bankers Trust Company (the "Custodian")(the "Agreement").

WHEREAS, on October 23, 1997, the Custodian and each of AMH, Delta Life and Annuity Company and American Investors Life Insurance Company, Inc. entered into separate agreements entitled "Bankers Trust Company Custodian Agreement - Global Custody" (the "Custody Agreements") pursuant to which the Custodian agreed to safekeep certain Property (as defined in the Custody Agreements);

WHEREAS, AMHC and AMH have entered into a Purchase Agreement of even date herewith (the "Purchase Agreement") whereby upon certain triggering events AMH has agreed to purchase from AMHC, upon the request of AMHC, certain shares of common stock of Indianapolis Group of Companies, Inc., an Indiana corporation held by AMHC; and

WHEREAS, in connection with the obligations of AMH under the Purchase Agreement, AMH has agreed to maintain, or to cause its subsidiaries to maintain, on deposit with a custodian certain assets having an aggregate fair market value of at least $110 million and to cause such custodian to provide notice of certain matters to AMHC.

NOW THEREFORE, the parties agree as follows:

         Section 1. Assets; Account Matters. AMH represents and warrants to AMHC that on the date of this Agreement the assets identified on Schedule I hereto (as such assets may be substituted in accordance with the Purchase Agreement, the "Assets") are held as Property by the Custodian pursuant to valid and binding agreements therewith. The Custodian hereby confirms that it holds such Assets pursuant to the Custody Agreements.

         Section 2. Reports and Notices. (a) During the term of this Agreement, the Custodian agrees (i) to deliver to Nicholas Critelli, counsel to the AMHC Special Board Committee, at an address specified by Mr. Critelli, or such other person as may be designated in writing by Mr. Critelli, upon request by Mr. Critelli and no less frequently than on a monthly basis, written confirmation that the Assets continue to be held by the Custodian and (ii) to deliver to Mr. Critelli immediate notice of any encumbrance, pledge, lien, removal or sale of the Assets.

         (b) During the term of this Agreement, AMH agrees to immediately notify the Custodian of any encumbrance, pledge, lien, removal or sale of the Assets and to provide to Mr. Critelli on behalf of the Special Board Committee of AMHC, on a weekly basis a certificate from its Chief Financial Officer certifying that the Assets continue to be held by the Custodian.


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         Section 3. Amendment of Custody Agreement. This Agreement shall constitute an amendment to each of the Custody Agreements pursuant to Section 17 thereof and AMHC shall become a third party beneficiary thereunder with respect to the Assets.

         Section 4. Termination of Agreement. This Agreement shall terminate upon the occurrence of one of the following events:

         4.1 The termination of the Purchase Agreement in accordance with its terms;

         4.2      The Closing Date under the Purchase Agreement;

         4.3 Mutual written agreement by AMHC and AMH to terminate this Agreement, with notice thereof to the Custodian.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            AMERICAN MUTUAL HOLDING COMPANY



                                            By:  s/ Roger K. Brooks
                                                 -------------------------------
                                                 Name:  Roger K. Brooks
                                                 Title:

                                            AMERUS LIFE HOLDINGS, INC.



                                            By:  s/ Roger K. Brooks
                                                 -------------------------------
                                                 Name:  Roger K. Brooks
                                                 Title:

                                            BANKERS TRUST COMPANY



                                            By:  s/ David F. Hoyt
                                                 -------------------------------
                                                 Name:  David F. Hoyt
                                                 Title: Director


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